Corcept Therapeutics Announces Chief Financial Officer Resignation

MENLO PARK, CA -- 03/28/2007 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today announced that Fred Kurland, the Company's Chief Financial Officer, has tendered his resignation, effective April 13, 2007 to become the chief financial officer at another company. The company indicated Mr. Kurland's resignation is unrelated to his work performed at Corcept, and that no issues have been raised regarding the integrity of the company's financial statements. Mr. Kurland is planning to complete and sign the company's annual report Form 10-K.

Anne M. LeDoux, currently Corcept's corporate controller, has been named Vice President and Controller and Chief Accounting Officer.

"We would like to thank Fred for his important contributions to Corcept," said Joseph K. Belanoff, M.D., the company's chief executive officer. "As a member of our executive team, Fred has made valuable contributions throughout the company in strategic as well as operating areas. We wish him much success."

"We are extremely pleased to name Anne as our Vice President and Controller. She has been invaluable in her role as our corporate controller, and with her broad base of financial experience and expertise, she is well-prepared to take on this new financial leadership role," said Dr. Belanoff.

Ms. LeDoux has over 14 years of financial and accounting management experience with public pharmaceutical and biotechnology companies. Prior to joining Corcept in 2004, Ms. LeDoux served in various financial positions at Aviron, Roche Biosciences and at Syntex Corporation. She was also vice president and chief financial officer at the Northern California Health Center and Vice President, Finance for the Children's Hospital of San Francisco. Ms. LeDoux is a Certified Public Accountant and has over 13 years of experience in public accounting, primarily at Coopers and Lybrand. She received her Bachelor of Arts degree in Business, from the University of Massachusetts and a law degree from Western New England College, School of Law.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept's lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of PMD. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. The Company is also conducting a proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development programs and its hiring plans. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the success of clinical trials; there can be no assurances that the investigations for the Phase 3 clinical trials will be completed, or that Corcept will pursue further activities with respect to clinical development of CORLUX. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Joseph K. Belanoff, M.D.
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com